                                                  Filed pursuant to Rule 424b(3)
                                                      Registration No. 333-77337
--------------------------------------------------------------------------------
                                   PROSPECTUS
--------------------------------------------------------------------------------



                                18,340,183 SHARES


                             [LOGO] ILLINOIS
                                    SUPERCONDUCTOR
                                    CORPORATION




                                  COMMON STOCK
                                  ____________


         This prospectus relates to the offer and sale from time to time of up to 18,340,183 shares of our common stock, including preferred stock purchase rights, by the selling stockholders specified in this prospectus. We have issued or will issue the shares upon conversion of senior convertible notes and exercise of certain warrants held by the selling stockholders. We will not receive any proceeds from the sale of the shares, but we will receive proceeds from the exercise of the warrants.

         Our common stock is traded on the National Association of Securities Dealers, Inc. over-the-counter electronic bulletin board under the symbol "ISCO." On July 8, 1999, the closing price of our common stock as reported on the over-the-counter bulletin board was $0.656 per share. Our principal executive offices are located at 451 Kingston Court, Mt. Prospect, Illinois 60056 and our telephone number at that address is (847) 391-9400.

         AN INVESTMENT IN THE SHARES OFFERED HEREBY ENTAILS A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2 FOR INFORMATION THAT YOU SHOULD CONSIDER BEFORE PURCHASING THE SHARES OFFERED BY THIS PROSPECTUS.

                                  ____________

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus if truthful or complete. Any representation to the contrary is a criminal offense.
                                  ____________













                  The date of this Prospectus is July 12, 1999

                                  RISK FACTORS

         An investment in the shares of our common stock entails a high degree of risk. You should carefully consider the following risks and uncertainties, and all other information contained or incorporated by reference in this prospectus, before purchasing the shares of our common stock offered by this prospectus. Any of the following risks could materially adversely affect our business, operating results or financial condition and could result in a complete loss of your investment.

OUR SUPERCONDUCTING TELECOMMUNICATIONS PRODUCTS MAY NEVER ACHIEVE MARKET ACCEPTANCE.
         Our radio frequency filter products, which are based on our patented and proprietary high-temperature superconducting technology, have not been sold in very large quantities and a sufficient market may not develop for such products. Our products may not continue to meet the demanding product performance and reliability criteria set by wireless telecommunications service providers. Also, our products may not operate reliably on a long-term basis. Repeated or widespread quality problems could result in significant warranty expenses and/or the loss of customer confidence. Failure to successfully develop, manufacture and commercialize products on a timely and cost-effective basis will have a material adverse effect on our business, operating results and financial condition.

WE HAVE A LIMITED OPERATING HISTORY, HAVE INCURRED SIGNIFICANT LOSSES SINCE OUR FOUNDING AND MAY NEVER ACHIEVE PROFITABILITY.
         We have only recently begun to generate significant revenues from the sale of our products and do not expect revenues to increase dramatically until we ship a significantly larger amount of our products. Accordingly, we have only a limited operating history upon which an evaluation of our business and prospects can be based. We must therefore be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of product commercialization.

         We have incurred substantial net losses in each year since our inception and expect to continue to incur operating losses through at least the end of 1999. We must overcome significant manufacturing and marketing hurdles to sell large quantities of our products. In order to continue to grow revenues, we may be required to further reduce the prices of our products. In the event of further price reductions, we may not be able to reduce product costs sufficiently to achieve acceptable product margins. We may never achieve profitability or, if profitability is achieved, we may not sustain it.

INSUFFICIENT ADDITIONAL FUNDING MAY PREVENT COMMERCIALIZATION OF OUR PRODUCTS, AND WE MAY BE UNABLE TO CONTINUE AS A GOING CONCERN.
         We will require substantial additional funds during the fourth quarter of 1999 to finance our product development, manufacturing, marketing and sales activities. Our outstanding debt instruments contain certain restrictions which may adversely impair our ability to obtain additional financing. See "Our significant indebtedness may adversely affect our ability to compete against better capitalized competitors and restrict our ability to obtain additional financing" below. If adequate financing is not available on acceptable terms when needed, we (1) will be required to substantially delay, scale-back or eliminate the manufacturing, marketing or sales of one or more of our products or research and development programs or (2) may be required to obtain funds through arrangements with collaborative partners or others that may require us to relinquish rights to certain of our technologies or potential products that we would not otherwise relinquish. In particular, if we do not secure adequate financing prior to or during the fourth quarter of 1999, we will have to substantially reduce our operating plans in order to continue our operations beyond such date. This would materially adversely affect our business, operating results and financial condition and impair our ability to compete in the marketplace.

         The report of our independent auditors on our financial statements which are incorporated by reference into this prospectus contain an explanatory paragraph that states that we have suffered ongoing operating losses and do not currently have financing commitments in place to meet expected cash requirements through 1999. These matters raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

BECAUSE OUR COMMON STOCK IS NOT CURRENTLY TRADED ON A NATIONAL SECURITIES MARKET OR EXCHANGE AND IS SUBJECT TO THE SEC'S "PENNY STOCK" RULES, IT WILL BE MORE DIFFICULT FOR YOU TO SELL, AND TO QUICKLY AND ACCURATELY OBTAIN QUOTATIONS AS TO THE PRICE OF, OUR COMMON STOCK.

         Nasdaq recently delisted our common stock for trading on the Nasdaq National Market due to our current inability to meet the net tangible assets requirement for continued listing. Our common stock is now traded in the over-the-counter market and quoted on the National Association of Securities Dealers, Inc. electronic bulletin board. These sources do not provide the same type of trading information as Nasdaq, and the over-the-counter market does not provide the same liquidity for the trading of securities as Nasdaq. Therefore, it will be more difficult for you to (1) quickly and accurately obtain price quotations for our common stock from these sources and (2) sell our common stock in the over-the-counter market.

         Because our common stock is not traded on a national securities market or exchange and we do not meet certain net tangible assets, revenue or trading price requirements, our common stock is subject to the SEC's "penny stock" rules. These rules require non-exempt brokers and dealers who sell or make a market in our common stock to, among other things, (1) maintain detailed records on us and their own trading activities in connection with our common stock and
(2) provide risk and investment suitability disclosure to purchasers of our common stock. Consequently, this could affect the willingness of brokers and dealers to sell or make a market in our common stock. This, in turn, could make it more difficult for you to quickly and easily sell our common stock.

OUR SIGNIFICANT INDEBTEDNESS MAY ADVERSELY AFFECT OUR ABILITY TO COMPETE AGAINST BETTER CAPITALIZED COMPETITORS AND RESTRICT OUR ABILITY TO OBTAIN ADDITIONAL FINANCING.
         As of March 31, 1999, our ratio of total debt to total capitalization was approximately 103%. Our indebtedness primarily consists of senior convertible notes held by the selling stockholders. The substantial degree to which we are leveraged may adversely affect our ability to finance our future operations, to compete effectively against better capitalized competitors and to withstand downturns in our business or the economy generally. Although the outstanding senior convertible notes currently permit, subject to certain restrictions, us to pay accrued interest on such securities in shares of our common stock, we may not be permitted to do so in the future. Our business may not generate sufficient cash flow, or we may not be able to raise sufficient additional funds, to pay such interest in cash which may cause the outstanding senior convertible notes to become due and payable immediately. In addition, the outstanding senior convertible notes contain restrictions that may adversely affect our ability to obtain additional equity or debt financing. Under the senior convertible notes, we are not permitted, without the prior approval of the holders of the senior convertible notes:

         - to incur any additional indebtedness, other than pursuant to a working capital line of credit in an amount not to exceed $1 million or to trade creditors in the ordinary course of business;

         - to create any lien, pledge, or encumbrance, subject to certain exceptions, on any of our assets;

         - for so long as a significant portion of the senior convertible notes remain outstanding, to engage in certain sale or merger transactions, or to engage in certain other transactions which require the approval of our stockholders;

         - to redeem, purchase or otherwise acquire any of our equity or debt securities which are junior in rights or preferences to the senior convertible notes; or

         - to pay any dividend, other than in shares of common stock, with respect to junior securities.

In addition, in the event that we fail to achieve break-even or positive operating income during the second quarter of 2000, the outstanding senior convertible notes may become immediately due and payable unless the holders agree to modify or waive such provision. Furthermore, for so long as the amount of our common stock issuable upon conversion of the senior convertible notes represents 5% or more of the total then outstanding shares of our common stock, the holders of the senior convertible notes have the right to designate two members for election to our Board of Directors.

OUR COMMON STOCK PRICE HAS DECREASED SIGNIFICANTLY DURING RELATIVELY SHORT PERIODS OF TIME AND YOUR INVESTMENT COULD BE ADVERSELY AFFECTED IF THESE PRICE FLUCTUATIONS CONTINUE.
         The market price of our common stock, like that of many other high-technology companies, has fluctuated significantly. Since January 1, 1998, the closing price of our common stock has ranged from a low of $0.53 per share to a high of $3.31 per share. We believe the other factors disclosed under the caption "Risk Factors" could cause the market price of our common stock to continue to fluctuate significantly in the future. In addition, the stock market from time to time experiences extreme price fluctuations which particularly affect the market prices for high-technology companies, such as us, and which are often unrelated to the operating performance of these companies. Extreme volatility in the price of our common stock may prevent you from selling your shares at a price equal to or above the price at which you purchased them.

OUR LIMITED COMMERCIAL MANUFACTURING EXPERIENCE MAY ADVERSELY AFFECT OUR ABILITY TO PRODUCE LARGE QUANTITIES OF OUR PRODUCTS, AT COMPETITIVE PRICES AND ON A TIMELY BASIS.
         For us to be financially successful, we must manufacture our products in substantial quantities, at acceptable costs and on a timely basis. We have only produced limited quantities of our products for commercial installations and for use in development and customer field trial programs. To produce larger quantities of our products at competitive prices and on a timely basis, we will have to further develop our processing, production control, assembly, testing and quality assurance capabilities. We may be unable to manufacture such products in sufficient volume and may incur substantial costs and expenses in connection with manufacturing larger quantities of our products. We may be unable to make the transition to large scale commercial production successfully.

IF WE DO NOT FURTHER DEVELOP OUR MARKETING AND SALES TEAM OR SUCCESSFULLY DEVELOP COLLABORATIVE RELATIONSHIPS WITH THIRD PARTIES, WE MAY NOT BE ABLE TO SUCCESSFULLY SELL LARGE QUANTITIES OF OUR PRODUCTS.
         We must further develop our marketing and sales force in order to effectively demonstrate the advantages of our products over more traditional products and competitive superconductive products. We may also elect to enter into agreements or relationships with third parties regarding the commercialization or marketing of our products. If we enter into such agreements or relationships, we will be substantially dependent upon the efforts of others in deriving commercial benefits from our products. We may be unable to establish adequate sales and distribution capabilities, we may be unable to enter into marketing agreements or relationships with third parties on financially acceptable terms, and any third parties with whom we enter into such arrangements may not be successful in marketing our products.

IF WE DO NOT SUCCESSFULLY COMPETE WITH OTHERS IN THE VERY COMPETITIVE WIRELESS TELECOMMUNICATIONS EQUIPMENT MARKET, WE MAY NOT ACHIEVE OR MAINTAIN PROFITABILITY.
         In wireless telecommunications applications, we compete with conventional radio frequency component manufacturers whose products are currently used by our potential customers. Many of these companies with which we compete have substantially greater financial resources, larger research and development staffs and greater manufacturing and marketing capabilities than us. Other emerging wireless technologies, including "smart antennas" and tower mounted amplifiers, may also provide protection from radio frequency interference and offer enhanced range to wireless telecommunications service providers at lower prices and/or superior performance. High performance radio frequency filters may not become a preferred technology to address the needs of these wireless telecommunications service providers. Failure of our products to improve performance sufficiently, reliably, or at an acceptable price, to achieve commercial acceptance or to otherwise successfully compete with conventional and new technologies would have a material adverse effect on our business, operating results and financial condition.

IF THE SUPERCONDUCTIVE ELECTRONICS MARKET BECOMES VERY COMPETITIVE AND WE ARE NOT ABLE TO SUCCESSFULLY COMPETE WITH OTHERS IN THE MARKET, WE MAY NOT ACHIEVE OR MAINTAIN PROFITABILITY.
         Although the market for superconductive electronics currently is small and in the early stages of development, we believe it will become intensely competitive, especially if products with significant market potential are successfully developed. In addition, if the superconducting industry develops, additional competitors with significantly greater resources are likely to enter the field. In order to compete successfully, we must:

         -  continue to develop and maintain technologically advanced products;

         - manufacture and market our products in large commercial quantities, either alone or with third parties;

         -  reduce production costs;

         -  attract and retain highly qualified personnel; and

         - obtain additional patent or other intellectual property rights protection for our technology and products.

We may be unable to achieve these objectives. Our failure to achieve these objectives would have a material adverse effect on our business, operating results and financial condition.

OUR REDUCTION IN PRICES FOR OUR PRODUCTS MAY NOT GENERATE SUSTAINED SALES
GROWTH.
         During the fourth quarter of 1998, we implemented a new pricing strategy pursuant to which we reduced the prices for all of our products. Although sales of our products increased significantly during the fourth quarter of 1998, such sales growth was not sustained in the first quarter of 1999 and may not be sustained over subsequent periods. Similarly, we may be unable to continue to reduce product costs sufficiently to achieve and maintain acceptable product margins.

WE MAY NOT BE ABLE TO IMPROVE AND IMPLEMENT OPERATIONAL, FINANCIAL, MANUFACTURING AND INFORMATIONAL SERVICES TO MANAGE OUR GROWTH.
         Our growth to date has caused, and will continue to cause, a significant strain on our management, operational, financial and other resources. Our ability to manage our growth effectively will require us to implement new, and improve our current, operational, financial, manufacturing and management information systems and better train, manage and motivate our employees. These demands may require the addition of new management personnel and the development of additional expertise by management. Any increase in resources devoted to product development and marketing and sales efforts could have an adverse effect on our financial performance in the next several fiscal quarters. If we receive substantial orders, we may have to expand our current facility, which could cause an additional strain on our management personnel and development resources. The failure of our management team to effectively manage growth could have a material adverse effect on our business, operating results and financial condition.

WE MAY NOT BE ABLE TO ADEQUATELY RESPOND TO RAPIDLY CHANGING TECHNOLOGIES THAT MAY RENDER OUR PRODUCTS NONCOMPETITIVE OR OBSOLETE.
         Our success will depend in large part upon our ability to keep pace with rapidly advancing superconducting technology, high performance radio frequency filter design and efficient, low cost cryogenic technologies. The Federal Communications Commission, or FCC, has adopted rules that provide preferential licensing treatment for parties that develop communications services and technologies. Therefore, our development efforts may be rendered obsolete by the adoption of alternative solutions to current wireless telecommunications operator problems or by technological advances made by others. In addition, other materials or processes, including other superconducting materials or fabrication processes, may prove more advantageous for the commercialization of high performance wireless products than the materials and processes selected by us.

ADVERSE CHANGES IN THE WIRELESS TELECOMMUNICATIONS MARKET COULD DISRUPT THE SALE OF OUR PRODUCTS.
         We have selected the wireless telecommunications market, in particular the cellular and personal communications services, or PCS, markets, as the first principal target market for our superconductor-based products. The devotion of substantial resources to the wireless telecommunications market makes us vulnerable to adverse changes in this market. Adverse developments in the wireless telecommunications market, which could come from a variety of sources, including future competition, new technologies or regulatory decisions, could affect the competitive position of wireless systems. In addition, the wireless telecommunications market is currently experiencing an increasing rate of consolidation among the largest wireless operators, which may cause a significant disruption and/or delay in the sales of our products. Any adverse developments in the wireless telecommunications market during the foreseeable future would have a material adverse effect on our business, operating results and financial condition.

IF WE PURSUE MARKET OPPORTUNITIES UNRELATED TO HIGH-TEMPERATURE SUPERCONDUCTING PRODUCTS FOR TELECOMMUNICATIONS MARKETS, WE MAY ENCOUNTER NEW RISKS WHICH WE ARE NOT ABLE TO SUCCESSFULLY ADDRESS.
         Because high-temperature superconducting product development is a new and emerging field, there may in the future be new opportunities that are more attractive than those we have initially identified for our targeted markets. As a result, we may elect in the future to commit our resources to such other potentially more attractive market opportunities. Such election may require us to limit or abandon our current focus on developing, manufacturing, marketing and selling high-temperature superconducting products for cellular, personal communications services and other telecommunications markets. The risks associated with other markets may be different from the risks associated with the cellular, personal communications services and other wireless telecommunications markets, and we may be unable to successfully address such risks.

BECAUSE ONLY A FEW CUSTOMERS ACCOUNT FOR A SUBSTANTIAL PORTION OF OUR REVENUE, THE LOSS OF ONE OR MORE OF OUR SIGNIFICANT CUSTOMERS AND OUR FAILURE TO ATTRACT NEW CUSTOMERS WOULD ADVERSELY AFFECT OUR BUSINESS.
         To date, our marketing and sales efforts have focused on major cellular service providers in retrofit applications and, to a lesser extent, on wireless telecommunications original equipment manufacturers. During 1998, sales to three of our customers accounted for over 88% of our total revenues for 1998. We expect that if our products achieve market acceptance, a limited number of wireless telecommunications service providers and original equipment manufacturers will account for a substantial portion of our revenue during any period. The loss of one or more of our significant customers and our failure to attract new customers would have a material adverse effect on our business, operating results and financial condition.

OUR INABILITY TO SHORTEN OUR CUSTOMERS' LENGTHY SALES CYCLES COULD MAKE IT DIFFICULT TO PREDICT OUR FUTURE FLOW OF REVENUE.
         Sales of many of our products depend in significant part upon the decision of prospective customers and current customers to adopt and expand their use of our products. Wireless telecommunications service providers and our other customers are significantly larger than, and are able to exert a high degree of influence over, us. We must generally undergo lengthy approval and purchase processes with these customers, which can take up to a year or more. Customers' orders and the length of their approval and purchase processes are affected by a variety of factors, including:

         - the complexity of the product involved and new product introductions;

         - the continued consolidation among our customers or potential customers;

         -  regulatory issues affecting customers;

         -  end user demand for wireless services;

         -  customer budgeting cycles;

         -  inventory levels;

         -  customer integration requirements;

         -  competitive conditions; and

         -  general economic conditions.

Our inability to shorten customers' approval and purchase processes could have a material adverse effect on our business, operating results and financial condition.

BECAUSE A LIMITED NUMBER OF SOURCES SUPPLY PARTS THAT WE NEED, THE PARTS MAY NOT BE AVAILABLE WHEN WE NEED THEM OR WE MAY UNNECESSARILY OVERSTOCK THE PARTS IN ANTICIPATION OF ORDERS THAT DO NOT OCCUR.
         Certain parts and components used in our products, including substrates, vacuum components, and cryogenic refrigerators, are only available from a limited number of sources and involve long lead times. Our reliance on these limited source suppliers exposes us to certain risks and uncertainties, including the possibility of a shortage or discontinuation of certain key components and reduced control over delivery schedules, manufacturing capabilities, quality and costs. Business disruption, production shortfalls or financial difficulties of a limited source supplier could increase product costs or reduce or eliminate the availability of such parts or components. In such events, our inability to develop alternative sources of supply quickly and on a cost-effective basis could materially impair our ability to manufacture and deliver our products on a timely basis. This could result in the cancellation of customer orders and have a material adverse effect on our business, operating results and financial condition.

         We have no guaranteed supply arrangements with our limited source suppliers, do not maintain an extensive inventory of parts or components, and customarily purchase parts and components pursuant to purchase orders placed from time to time in the ordinary course of business. In the event of increases in demand for our products, we may be required to stock certain long lead time parts to satisfy customer requirements and in anticipation of future orders. The failure of anticipated orders to materialize as forecasted could limit resources available for other important purposes or accelerate our requirement for additional funds. In addition, such excess inventory could become obsolete, which could materially adversely affect our business, operating results and financial condition.

IF WE ARE NOT ABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS AND PATENTS AGAINST INFRINGEMENT OR OTHERS OBTAIN INTELLECTUAL PROPERTY RIGHTS RELATING TO HIGH-TEMPERATURE SUPERCONDUCTING MATERIALS THAT WE USE, WE COULD LOSE OUR COMPETITIVE ADVANTAGE IN THE WIRELESS TELECOMMUNICATIONS MARKET.
         Our success will depend in part on our ability to obtain patent protection for our products and processes, to preserve our trade secrets and to operate without infringing upon the patent or other proprietary rights of others and without breaching or otherwise losing rights in the technology licenses upon which any of our products are based. We believe that, since the discovery of high-temperature superconducting materials in 1986, a large number of patent applications have been filed worldwide and many patents have been granted in the U.S. relating to high-temperature superconducting materials, including yttrium barium copper oxide, which is the principal high-temperature superconducting material in our present and currently proposed products, radio frequency technologies and other products and technologies that we are pursuing. The claims in those patents often appear to overlap and there are interference proceedings pending in the U.S. Patent and Trademark Office, not currently involving us, regarding rights to inventions claimed in some of the high-temperature superconducting materials patent applications. We believe there is a significant risk that current and potential competitors and other third-parties have filed or will file patent applications for, or have obtained or will obtain, patents or other proprietary rights relating to materials, products or processes used or proposed to be used by us. In any such case, to avoid infringement, we would have to either license such technologies or design around any such patents. We may be unable to obtain licenses to such technologies or, if obtainable, such licenses may not be available on terms acceptable to us or we may be unable to successfully design around these third-party patents.

         The patent applications filed by us or by our licensors may not result in issued patents or the scope and breadth of any claims allowed in any patents issued to us or our licensors may not exclude competitors or provide competitive advantages to us. In addition, patents issued to us, or our licensors, may not be held valid if subsequently challenged or others may claim rights in the patents and other proprietary technologies owned or licensed by us. Others may have developed or may in the future develop similar products or technologies without violating any of our proprietary rights. Furthermore, our loss of any license to technology that we now have or acquire in the future may have a material adverse effect on our business, operating results and financial condition. Participation in litigation or patent office proceedings in the U.S. or other countries may be necessary to enforce patents issued or licensed to us, to defend against infringement claims made by others or to determine the ownership, scope or validity of the proprietary rights of us and others. Such litigation could result in substantial cost to us and diversion of our efforts. An adverse outcome in any such proceedings could subject us to significant liabilities to third parties, require us to seek licenses from third parties and/or require us to cease using certain technologies. This could have a material adverse effect on our business, operating results and financial condition.

OUR FAILURE TO COMPLY WITH FCC OR EXPORT REGULATIONS WOULD ADVERSELY AFFECT OUR ABILITY TO SELL OUR PRODUCTS IN THE UNITED STATES AND ABROAD.
         The operation of base stations is subject to FCC licensing and the radio equipment into which our products would be incorporated is subject to FCC approval. Base stations and the equipment marketed for use therein must meet specified technical standards. Our ability to sell our products is dependent on the ability of wireless base station equipment manufacturers and wireless base station operators to obtain and retain the necessary FCC approvals and licenses. In order for them to be acceptable to wireless base station equipment manufacturers and to wireless base station operators, the characteristics, quality and reliability of our wireless base station products must meet FCC technical standards. Any failure to meet such standards or delays by wireless base station equipment manufacturers and wireless base station operators in obtaining the necessary approvals or licenses could have a material adverse effect on our business, operating results and financial condition. In addition, high-temperature superconducting radio frequency filters are on the U.S. Department of Commerce's export regulation list. Therefore, the exportation of our products to certain countries may be restricted or subject to export licenses.

OUR FAILURE TO COMPLY WITH ENVIRONMENTAL REGULATIONS AND OUR USE OF HAZARDOUS MATERIALS COULD BE COSTLY TO US IF WE ARE FINED, OUR OPERATIONS ARE INTERRUPTED OR WE INCUR ADDITIONAL OPERATIONAL EXPENSES.
         We use certain hazardous materials in our research, development and manufacturing operations. As a result, we are subject to stringent federal, state and local regulations governing the storage, use and disposal of such materials. It is possible that current or future laws and regulations could require us to make substantial expenditures for preventive or remedial action, reduction of chemical exposure, or waste treatment or disposal. Our operations, business or assets could be materially and adversely affected by the interpretation and enforcement of current or future environmental laws and regulations. In particular, our failure to comply with present or future regulations could result in fines being imposed, suspension of production or interruption of our operations. In addition, there is the risk of accidental contamination or injury from hazardous materials. In the event of an accident, we could be held liable for any damages that result. Furthermore, the use and disposal of hazardous materials involves the risk that we could incur substantial expenditures for such preventive or remedial actions. The liability in the event of an accident or the costs of such actions could exceed our resources or otherwise have a material adverse effect on our business, results of operations and financial condition.

OUR INABILITY TO HIRE AND RETAIN EXPERIENCED KEY PERSONNEL COULD ADVERSELY AFFECT THE DEVELOPMENT AND SALE OF OUR PRODUCTS.
         Our success will depend in large part upon our ability to attract and retain highly qualified management, administrative, manufacturing, marketing, sales and research and development personnel that are experienced in the wireless telecommunications and/or superconductive electronics industries. The specialized nature of our business and the intense competition for qualified high-technology and advanced science personnel in northern Illinois make it difficult to locate and hire qualified personnel. The loss of services of any of our executive officers or other key personnel, or our failure to attract and retain other executive officers or key personnel, could have a material adverse effect on our business, operating results and financial condition.

OUR SINGLE FACILITY MAKES US SUSCEPTIBLE TO BUSINESS INTERRUPTIONS.
         Our primary operations, including engineering, manufacturing, research, distribution and general administration, are housed in a single facility in Mt. Prospect, Illinois. Any material disruption in our operations, whether due to fire, flooding, natural disaster, power loss or otherwise, would have a material adverse effect on our business, operating results and financial condition.

FUTURE SALES OF A LARGE NUMBER OF SHARES OF OUR COMMON STOCK BY THE SELLING STOCKHOLDERS COULD CAUSE OUR STOCK PRICE TO DECLINE AND ADVERSELY AFFECT OUR ABILITY TO RAISE NEW FUNDS IN EQUITY OFFERINGS.
         As of May 31, 1999, excluding shares which may be issued as interest, an aggregate of at least 16,337,778 shares of our common stock registered for public resale pursuant to this prospectus were issuable upon conversion of outstanding senior convertible notes and exercise of outstanding warrants held by the selling stockholders. This equalled approximately 128% of our common stock outstanding as of that date. The sale of a substantial number of shares of our common stock by the selling stockholders upon the conversion of a substantial portion of the senior convertible notes and/or the exercise of a substantial portion of the warrants, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock. In addition, any such sale or such perception could make it more difficult for us to raise capital through future sales of equity securities at a time and price that we deem appropriate.

OUR STOCKHOLDER RIGHTS PLAN AND PROVISIONS IN OUR CERTIFICATE OF INCORPORATION AND BY-LAWS COULD DISCOURAGE TENDER OFFERS OR TAKEOVER ATTEMPTS.
         We have certain provisions which may be deemed to have a potential "anti-takeover" effect in that such provisions may delay, defer or prevent a change of control of us. For example, we have a stockholders rights plan that, by substantial dilution to a person or group that attempts to acquire us on terms not approved by our Board of Directors, may interfere with certain acquisitions, including acquisitions that may offer a premium over market price to some or all of our stockholders. In addition, our certificate of incorporation and by-laws contain provisions that include:

         - a requirement that stockholder action may be taken only at stockholders' meetings;

         - the authority of our Board of Directors to issue series of our preferred stock with such voting rights and other powers as our Board of Directors may determine;

         - a requirement that special meetings of stockholders can only be called by certain of our officers or a majority of our Board of Directors;

         - notice requirements in our by-laws relating to nominations to our Board of Directors and to the raising of business matters at stockholders' meetings; and

         - the classification of our Board of Directors into three classes, each serving for staggered three-year terms.

In addition, the outstanding senior convertible notes held by the selling stockholders contain provisions which allow the selling stockholders to significantly influence most matters which would require stockholder approval, including many change of control transactions. The interests of the holders of senior convertible notes could conflict with the interests of our stockholders.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
         Because we want to provide you with more meaningful and useful information, this prospectus contains, and incorporates by reference, certain forward-looking statements that reflect our current expectations regarding our future results of operations, performance and achievements. We have tried, wherever possible, to identify these forward-looking statements by using words such as "anticipates," "believes," "estimates," "expects," "plans," "intends" and similar expressions. These statements reflect our current beliefs and are based on information currently available to us. Accordingly, these statements are subject to certain risks, uncertainties and contingencies, including the factors set forth under the caption "Risk Factors ," which could cause our actual results, performance or achievements for 1999 and beyond to differ materially from those expressed in, or implied by, any of these statements. You should not place undue reliance on any forward-looking statements. Except as otherwise required by federal securities laws, we undertake no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.


                               RECENT DEVELOPMENTS
         At our annual meeting of stockholders held on June 9, 1999, our stockholders approved an amendment to our certificate of incorporation to increase our authorized shares of common stock from 30 million shares to 60 million shares.

         Because we did not meet the net tangible assets requirements for continued listing of our common stock for trading on the Nasdaq National Market, Nasdaq delisted our common stock for trading on the Nasdaq National Market, effective June 24, 1999.

                       WHERE YOU CAN FIND MORE INFORMATION
         This prospectus is part of two registration statements we have filed with the SEC. This prospectus does not contain all of the information contained in the registration statements or the exhibits to the registration statements. For further information about us, please see the complete registration statements. Summaries of agreements or other documents in this prospectus are not necessarily complete. Please refer to the exhibits to the registration statements for complete copies of these documents.

         We are subject to the information requirements of the Securities Exchange Act of 1934 and file reports, proxy statements and other information with the SEC. You may read and copy such reports, proxy statements and other information, including the registration statements and all of their exhibits, at the following SEC public reference rooms:

         450 Fifth Street, N.W.     Seven World Trade Center   Citicorp Center
         Judiciary Plaza            Suite 1300                 500 West Madison Street
         Room 1024                  New York, NY 10048         Suite 1400
         Washington, D.C. 20549                                Chicago, IL 60661


         You may obtain information on the operation of the SEC public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. Our SEC filings, including the registration statements of which this prospectus forms a part and the documents incorporated by reference that are listed below, are also available from the SEC's Web site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically.

         The SEC allows us to "incorporate by reference" into this prospectus certain information that we file with it. This means that we can disclose important information to you by referring you to another document that we filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. You should read the information incorporated by reference because it is an important part of this prospectus .

         We incorporate by reference the following documents that we previously filed with the SEC pursuant to the Securities Exchange Act:

         1. The Annual Report on Form 10-K for our fiscal year ended December 31, 1998, as amended by Amendment No. 1 on Form 10-K/A filed on June 16, 1999;

         2. The Quarterly Report on Form 10-Q for our fiscal quarter ended March 31, 1999; and

         3. The Current Reports on Form 8-K and Form 8-K/A dated March 31, 1999, the Current Report on Form 8-K dated April 28, 1999 and the Current Report on Form 8-K dated June 23, 1999.

This prospectus is accompanied by a copy of our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. The documents incorporated by reference in this prospectus that are not delivered with this prospectus may be obtained from us without charge. You may obtain these documents incorporated by reference in this prospectus by telephoning us at (847) 391-9400 or writing us at the following address:

                           Corporate Secretary
                           Illinois Superconductor Corporation
                           451 Kingston Court
                           Mt. Prospect, Illinois  60056

         Our Web site is located at http://www.ilsc.com. Information contained in our Web site is not a part of this prospectus.


                                 USE OF PROCEEDS
         The selling stockholders will receive all of the net proceeds from the sale of their shares of our common stock. Accordingly, we will not receive any proceeds from the sale of the shares by the selling stockholders. If and when the selling stockholders exercise their warrants, we will receive any proceeds from the sale of the up to 5,460,000 shares to be issued to the selling stockholders. If the warrants are exercised in full and paid for in cash, we will receive $12,423,000. We intend to use such proceeds for working capital and other general corporate purposes, including funding of our product development programs, expansion of our sales and marketing efforts, and acquisition of manufacturing equipment.


                              SELLING STOCKHOLDERS
         The following tables list certain information, as of May 31, 1999, regarding the beneficial ownership of our outstanding common stock by each of the selling stockholders, both before the offering of the shares and as adjusted to reflect the sale of the shares. The 18,340,183 shares of our common stock registered for public resale pursuant to this prospectus and listed under the column "Number of Shares Being Offered" include (1) 143,814 shares held by the selling stockholders, (2) up to 10,877,783 shares which we may issue to the selling stockholders upon conversion of $13.45 million aggregate face principal amount of the senior convertible notes, (3) up to 1,858,586 shares which we may issue to the selling stockholders as accrued interest upon conversion of the senior convertible notes and (4) up to 5,460,000 shares which we may issue to the selling stockholders upon exercise of warrants. The shares of our common stock listed under the column "Number of Shares Being Offered" assumes the accrued interest on the senior convertible notes is fully paid in shares of our common stock. At our option, we may pay accrued interest on the senior convertible notes in cash, quarterly in arrears, or in shares of our common stock, upon conversion of the senior convertible notes. The information provided under this caption "Selling Stockholders" is based on information obtained from the selling stockholders.

         Pursuant to the terms of the senior convertible notes and warrants, the selling stockholder cannot convert its senior convertible notes or exercise its warrants to the extent such conversion and/or exercise would cause the number of shares of our common stock beneficially owned by the selling stockholder and its affiliates, other than shares deemed beneficially owned through ownership of unconverted senior convertible notes and unexercised warrants, to exceed a certain percentage of the then issued and outstanding shares of our common stock following such conversion and/or exercise. For Alexander Finance, LP, the percentage limitation is 4.9%. For Elliott Associates, L.P.,

Westgate International, L.P., State Farm Mutual Automobile Insurance Company, Spring Point Partners, L.P. and Spring Point Offshore Fund, the percentage limitation is 9.9%. Each of Alexander Finance, LP, Elliott Associates, L.P. and Westgate International, L.P. disclaims beneficial ownership of the number of shares listed under the column "Shares Beneficially Owned Prior to Offering" that would result in it beneficially owning shares of our common stock in excess of its percentage limitation.

         The shares listed under the column "Number of Shares Being Offered" represents the number of shares that may be sold by each selling stockholder pursuant to this prospectus. Pursuant to Rule 416 under the Securities Act of 1933, the registration statements of which this prospectus is a part also cover any additional shares of our common stock which become issuable in connection with the such shares because of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of our common stock.

         The information under the column "Beneficial Ownership After Offering" assumes each selling stockholder sells all of its shares offered pursuant to this prospectus to unaffiliated third parties. Each selling stockholder may sell all, part or none of its shares.


                                                           SHARES BENEFICIALLY OWNED
                                                               PRIOR TO OFFERING
                               -----------------------------------------------------------------------------------
                                              SHARES ISSUABLE   SHARES ISSUABLE   SHARES ISSUABLE
                                  SHARES      UPON CONVERSION   AS INTEREST ON     UPON EXERCISE
NAME OF SELLING STOCKHOLDER    DIRECTLY HELD     OF NOTES         THE NOTES         OF WARRANTS         TOTAL
----------------------------   -------------  ----------------  ---------------   ---------------  ---------------
Alexander Finance, LP                     --         4,345,680          119,852         2,133,333        6,598,865
Elliott Associates, L.P.             125,357         2,627,162           71,911         1,350,725        4,175,155
Westgate International, L.P.         125,457         2,627,161           71,911         1,350,724        4,175,253
State Farm Mutual Automobile
  Insurance Company                  225,000         1,044,446           28,607           520,000        1,818,053
Spring Point Partners, L.P.               --           216,667            5,332           130,000          351,999
Spring Point Offshore Fund                --            16,667              410            10,000           27,077



                                                NUMBER OF        BENEFICIAL OWNERSHIP AFTER OFFERING
                                               SHARES BEING      -----------------------------------
       NAME OF SELLING STOCKHOLDER               OFFERED         NUMBER OF SHARES            PERCENT
------------------------------------------     ------------      ----------------            -------
Alexander Finance, L.P.                           7,223,561                    --                 --
Elliott Associates, L.P.                          4,493,427                70,891                  *
Westgate International, L.P.                      4,493,525                70,891                  *
State Farm Mutual Automobile
  Insurance Company                               1,737,384               225,000                  *
Spring Point Partners, L.P.                         364,265                    --                 --
Spring Point Offshore Fund                           28,021                    --                 --

------------------
*    Less than 1%.

         Mark Brodsky, an employee of a company under common management with Elliott Associates, L.P. and Westgate International, L.P., served as a director on our Board of Directors from June 1998 to March 1999. Howard Hoffmann has served as a director on our Board of Directors since July 1998. Messrs. Brodsky and Hoffmann were designated as nominees for election to our Board of Directors by the selling stockholders pursuant to the terms of a securities purchase agreement, as amended, between the selling stockholders and us.

         According to a Schedule 13D filed by Elliott Associates, L.P., Westgate International, L.P. and Martley International, Inc. with the SEC on April 8, 1999, as amended on April 12, 1999:

         -  Paul E. Singer and Braxton Associates, L.P., which is controlled by
            Mr. Singer, are the general partners of Elliott Associates, L.P.;
         -  Martley International, Inc., is the investment manager for Westgate
            International, L.P. and shares power with Westgate International,
            L.P. to vote or direct the vote of, and to dispose or direct the disposition of, the shares of our common stock owned by Westgate International, L.P. Martley International, Inc. expressly disclaims equitable ownership of, and pecuniary interest in, any of our common stock; and
         - Hambledon, Inc. is the sole general partner of Westgate International, L.P.


                              PLAN OF DISTRIBUTION
         Pursuant to registration rights agreements dated as of May 15, 1998 and March 31, 1999, by and between us and the selling stockholders, we agreed to register for public resale shares of our common stock which may in the future be issued to the selling stockholders, or their pledgees, donees, transferees or other successors in interest, upon the conversion of the notes, as accrued interest on the notes and/or upon exercise of the warrants. The registration statements of which this prospectus is a part, including our registration statement on Form S-3 (Reg. No. 333-56601) declared effective by the SEC on August 13, 1998, have been filed with the SEC pursuant to the registration rights agreements. We have agreed to use our best efforts to keep each registration statement effective for a period of four years commencing on the effective date of the applicable registration statement, or a shorter period if all of such shares registered under the applicable registration statement have been sold or may be sold without volume restrictions pursuant to Rule 144 under the Securities Act prior to the expiration of the four-year period. The aggregate proceeds to the selling stockholders from the sale of shares offered pursuant to this prospectus will be the prices at which such securities are sold, less any commissions. The selling stockholders may choose to not sell any or all of the shares of our common stock offered pursuant to this prospectus.

         The senior convertible notes provide that if any one of several enumerated events occurs, including:

         - the registration statements of which this prospectus is a part cease to be effective prior to expiration of the above-mentioned effectiveness period;

         - failure of the shares to be registered or qualified for sale pursuant to the securities laws of applicable states;

         - suspension of trading of our common stock on the Nasdaq National Market for more than three consecutive trading days or delisting of our common stock from the Nasdaq

            National Market, unless such delisting is due to our failure to satisfy the net tangible assets or minimum bid price maintenance requirements of the Nasdaq

            National Market or unless our common stock is listed on another national market or exchange within three trading days; and

         -  suspension of a selling stockholder's rights to convert its notes,

then the conversion price of the senior convertible notes will be decreased by 2.5% for each monthly anniversary of such event until the earlier to occur of the second month anniversary of the event and the curing of such event. After the second month anniversary, each selling stockholder, at its option, may instead receive 2.5% of the outstanding principal of its senior convertible notes for each month thereafter until the applicable event is cured. If the event is not cured by the third month anniversary, each selling stockholder has the option to require us to redeem its senior convertible notes.

         The selling stockholders, or their pledgees, donees, transferees or other successors in interest, may, from time to time, sell all or a portion of the shares of our common stock at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The selling stockholders may offer their shares of our common stock at various times in one or more of the following transactions:


         -  in the over-the counter market;

         - on any national securities exchange or market, if any, on which our common stock may be listed at the time of sale;

         - through block trades in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

         - through purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

         - in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         -  through options, swaps or derivatives;

         -  in privately negotiated transactions;

         -  in transactions to cover short sales; and

         -  through a combination of any such methods of sale.


The selling stockholders may also sell their shares of our common stock in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus.

         The selling stockholders may sell their shares of our common stock directly to purchasers or may use brokers, dealers, underwriters or agents to sell such shares. In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from a selling stockholder or, if any such broker-dealer acts as agent for the purchaser of such shares, from a purchaser in amounts to be negotiated. Such compensation may, but is not expected to, exceed that which is customary for the types of transactions involved. Broker-dealers may agree with a selling stockholder to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with such resales, broker-dealers may pay to or receive from the purchasers of such shares commissions as described above.

         The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in sales of their shares of our common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of such shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         From time to time the selling stockholders may engage in short sales, short sales against the box, puts and calls and other hedging transactions in our securities, and may sell and deliver their shares of our common stock in connection with such transactions or in settlement of securities loans. These transactions may be entered into with broker-dealers or other financial institutions. In addition, from time to time a selling stockholder may pledge its shares pursuant to the margin provisions of its customer agreements with its broker-dealer. Upon delivery of such shares or a default by a selling stockholder, the broker-dealer or financial institution may offer and sell such pledged shares from time to time.

         We are required to pay all fees and expenses incident to the registration of the shares of our common stock, including fees and disbursements, not to exceed an aggregate of $5,000, of counsel to the selling stockholders. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. We have advised the selling stockholders that during such time as they may be engaged in a distribution of the shares of our common stock, they are required to comply with the anti-manipulative provisions of Regulation M under the Securities Exchange Act.

                        DESCRIPTION OF OFFERED SECURITIES

GENERAL
         Our authorized capital stock consists of 60,000,000 shares of common stock and 100,000 shares of preferred stock. As June 30, 1999, there were 12,760,908 shares of our common stock and no shares of our preferred stock outstanding.

COMMON STOCK
         Holders of our common stock will be entitled to one vote per share on all matters submitted to a vote of stockholders. However, the outstanding senior convertible notes held by the selling stockholders contain provisions which allow the selling stockholders to significantly influence most matters which would require stockholder approval, including many change of control transactions.

The interests of the holders of the senior convertible notes could conflict with the interests of holders of our common stock.

         Subject to the rights of holders of any outstanding shares of our preferred stock, the holders of outstanding shares of our common stock will be entitled to the dividends and other distributions as may be declared from time to time by our Board of Directors from legally available funds. Holders of our common stock do not have preemptive, subscription, redemption or conversion rights. Subject to the rights of holders of any shares of our outstanding preferred stock, upon our liquidation, dissolution or winding up and after payment of all prior claims, the holders of shares of our common stock outstanding at that time will be entitled to receive pro rata all of our assets. All shares of our common stock currently outstanding are, and all shares of our common stock offered in this offering will be, fully paid and nonassessable.

PREFERRED STOCK
         Our Board of Directors, without further stockholder approval, may issue our preferred stock in one or more series from time to time and fix or alter the designations, relative rights, priorities, preferences, qualifications, limitations and restrictions of the shares of each series. The rights, preferences, limitations and restrictions of different series of our preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. Our Board of Directors may authorize the issuance of our preferred stock which ranks senior to our common stock for the payment of dividends and the distribution of assets on liquidation. In addition, our Board of Directors can fix limitations and restrictions, if any, upon the payment of dividends on our common stock to be effective while any shares of our preferred stock are outstanding. Our Board of Directors, without stockholder approval, can also issue our preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of common stock. Our issuance of our preferred stock may delay, defer or prevent a change in our control. We have no present intention to issuing shares of our preferred stock.

         We have designated 10,000 shares of our preferred stock as series A junior participating preferred stock in connection with our stockholder rights agreement. As of the date of this prospectus, we have not issued any shares of our series A preferred stock. Please read "Item 5. Market for Registrant's Common Equity and Related Stockholder Matters -- Rights Plan" in our Annual Report on Form 10-K accompanying this prospectus for a description of our stockholder rights agreement and the series A preferred stock.

ANTI-TAKEOVER EFFECTS OF CERTAIN CHARTER AND BY-LAW PROVISIONS
         Our certificate of incorporation and by-laws contain a number of provisions relating to corporate governance and to the rights of stockholders. These provisions include:

         - a requirement that stockholder action may be taken only at stockholder meetings and not by written consent;

         - notice requirements relating to nominations to our Board of Directors and to the raising of business matters at stockholder meetings;

         - a requirement that special meetings of stockholders can only be called by certain of our officers or a majority of our Board of Directors;

         - the authority of our Board of Directors to issue series of our preferred stock with such voting rights and other powers as our Board of Directors may determine; and

         - the classification of our Board of Directors into three classes, with directors serving for staggered three-year terms.

         These provisions may be deemed to have a potential "anti-takeover" effect in that they may delay, defer or prevent a change of our control.


                                  LEGAL MATTERS
         Certain legal matters with respect to the validity of the shares offered by the selling stockholders will be passed upon for us by William M. Kochlefl, Esq., our Vice President, General Counsel and Secretary.

                                     EXPERTS
         Ernst & Young LLP, independent auditors, have audited our financial statements and schedule included in our Annual Report on Form 10-K, as amended on Form 10-K/A, for our fiscal year ended December 31, 1998, as set forth in their report, which is incorporated by reference in this prospectus. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

================================================================================

  If it is against the law in any state to make an offer to sell the shares, or to solicit an offer from someone to buy the shares, then this prospectus does not apply to any person in that state, and no offer or solicitation is made by this prospectus to any such person. You should rely only on the information provided or incorporated by reference in this prospectus or any supplement. Neither we nor any of the selling stockholders have authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of such documents.


                           ---------------------------

                                TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----

Risk Factors..............................................................  2

Cautionary Note Regarding Forward-Looking Statements...................... 11

Recent Developments....................................................... 11

Where You Can Find More Information....................................... 12

Use of Proceeds........................................................... 13

Selling Stockholders...................................................... 13

Plan of Distribution...................................................... 15

Description of Offered Securities ........................................ 17

Legal Matters............................................................. 19

Experts................................................................... 19




================================================================================


================================================================================







                           [LOGO] ILLINOIS
                                  SUPERCONDUCTOR
                                  CORPORATION

                               18,340,183 Shares

                                  Common Stock







                                  ------------
                                   PROSPECTUS
                                  ------------







                                 July 12, 1999





================================================================================